For Release 6:30 am PST, January 24, 2008

January 24, 2008

GPS Industries Acquires UpLink’s Operations and Assets

GPSI Becomes Golf’s Largest Wi-Fi Based Cart Management Solutions Company

January 24, 2008 (Vancouver, Canada) - GPS Industries, Inc. (GPSI) (OTC BB: GPSN.OB), international developer of global positioning system (GPS) and Wi-Fi multimedia solutions serving the golf industry, has completed the acquisition of UpLink Corporation’s operations and assets. UpLink is a leading developer of GPS and Wi-Fi enabled applications for the North American golf industry market. With the acquisition, GPSI becomes the leading international, “direct-to-golfer” media display company.

The acquisition expands GPSI’s customer network to over 300 golf courses world-wide and comes on the heals of the company’s recent announcement of agreements to install GPSI’s patented Inforemer® HDX WiFi/GPS Management System at Doral Resort and Spa in Florida (a Marriott Resort) and La Quinta Resort and Club and PGA West in California (members of the Waldorf Astoria Collection).

GPSI and UpLink have cooperated extensively since signing an acquisition letter of intent in June 2007. The original August 31, 2007 Asset Purchase Agreement between the companies was based on the transfer of 129 million shares of GPSI common stock plus $1.2 million in cash, with GPSI assuming $1.3 million in bank debt and certain defined liabilities. The parties have successfully restructured the consideration to include 142 million in GPSI common stock shares, Notes payable to certain secured UpLink shareholders totaling approximately $1.5 million and 120,000 shares of Series “B” Preferred Stock in lieu of cash. The deal restructuring provides GPSI with a stronger balance sheet and upside potential for UpLink shareholders.

“Completion of this very important transaction provides further impetus to streamlining operations and reducing overhead expenses, which GPSI has been attending to as the finality of the acquisition has become more certain” said Doug Wood, CEO of GPSI.

“More importantly, the combination of the patent portfolios of these two entities is very powerful to not only the HDX technology for course display information to golfers, but also to the newly combined operations industry leading golf cart management solutions, and to its proprietary position-based advertising display capabilities” Wood added. “The synergy of the patent and technology positions of these two entities catapults GPSI into the industry leadership role.”

The acquisition adds UpLink’s patented “IQ Link” cart control and monitoring application to GPSI’s suite of proprietary display and differential GPS capabilities. IQ Link addresses a major need among course operators to control access to potentially dangerous or environmentally sensitive property areas and GPSI plans to incorporate this technology in future releases of its patented Inforemer HDX product.

Existing customers of both firms will enjoy enhanced around-the-clock support as a result of merged international service teams. “Customer service has been a hallmark of both companies”, said UpLink CEO Glenn Pierce. “In fact it’s one of the shared values that make this a truly synergistic combination. The trust and confidence of our customers is central to the success we have both enjoyed and will be a key factor in continuing the gains we have both achieved.”

ABOUT GPS INDUSTRIES, INC.
GPS Industries, Inc. (GPSI) develops and markets GPS and Wi-Fi multimedia solutions to enable managers of golf facilities, resorts, and residential communities to improve operational efficiencies and generate significant new revenue streams. The company's Inforemer® Management Solutions product line provides integrated software applications and a high-resolution 10.4-inch cart mounted “HDX” display panel. The HDX panels vividly illustrate each hole, providing precise distance measurement information, strategic playing tips and targeted advertising messages. The patented system is seamlessly connected via a high-speed Wi-Fi network that enables the entire facility into a wireless hot spot. For additional information, please visit www.gpsindustries.com.

Forward-Looking Statements
Some statements contained in this release may be forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Editors and investors are cautioned that such forward-looking statements involve risks and uncertainties that may cause the company's actual results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to, the company's ability to generate revenues and other factors as described in the company's literature and filings with the Securities and Exchange Commission.

CONTACTS:

Joe Miller
Chief Financial Officer
604-576-7442
Joe.miller@gpsindustries.com

Ryan Gray
Investor Relations
310-276-6743
ryan@gpsindustries.com